Exhibit 10ae
MATERION CORPORATION
Performance-Based Restricted Stock Units Agreement
WHEREAS, ___________________ (the “Grantee”) is an employee of Materion Corporation, an Ohio corporation (the “Corporation”), or a Subsidiary; and
WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation that was duly adopted on March 5, 2013.
NOW, THEREFORE, pursuant to the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 4, 2011) (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Corporation hereby confirms to the Grantee the grant of (1) a targeted number of _______ performance-based Restricted Stock Units to be earned, if at all, on the basis of the achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period (as defined below) (the “ROIC PRSUs”), and (2) a targeted number of _______ performance-based Restricted Stock Units to be earned, if at all, on the basis of the achievement of the portion of the Management Objectives measured by RTSR goals during the Performance Period (the “RTSR PRSUs” and, together with the ROIC PRSUs, the “PRSUs”), effective on March __, 2013 (the “Date of Grant). Subject to the attainment of the Management Objectives described in Section 3 of Article II of this Agreement and the Statement of Management Objectives as approved by the Compensation Committee with respect to the PRSUs on the Date of Grant (the “Statement of Management Objectives”), the Grantee may earn from 0% and 200% of the ROIC PRSUs and from 0% and 200% of the RTSR PRSUs.

ARTICLE I

DEFINITIONS
All terms used herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan, and the following additional terms, when used herein with initial capital letters, shall have the following meanings:
1.“Committee Determination Date” means the date following the end of the Performance Period on which the Committee determines the level of attainment of the Management Objectives for the Performance Period.
2.“Management Objectives” means the threshold, target and maximum goals established by the Committee for the Performance Period with respect to both ROIC and RTSR as described in the Statement of Management Objectives. No adjustment of the Management Objectives shall be permitted in respect of any PRSUs granted to the Participant if at the Date of Grant he or she is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) if such adjustment would result in the loss of an otherwise available exemption under Section 162(m) of the Code.
3.“Performance Period” means the three-year period commencing January 1, 2013 and ending on December 31, 2015.
4.“Relative Total Shareholder Return” or “RTSR” has the meaning as set forth in the Statement of Management Objectives.
5.“Return on Invested Capital” or “ROIC” has the meaning as set forth in the Statement of Management Objectives.
ARTICLE II
CERTAIN TERMS OF PRSUS

1.    Payment of PRSUs. The PRSUs covered by this Agreement shall become payable to the Grantee if they become nonforfeitable in accordance with Sections 3, 4, 5 or 6 of Article II.
2.    PRSUs Non-Transferable. The PRSUs covered by this Agreement and any interest therein may be transferred or assigned only by will or pursuant to the laws of descent and distribution prior to payment therefor.
3.    Normal Vesting of PRSUs. Subject to the terms and conditions of Sections 4, 5 and 6 of Article II, the Grantee’s right to receive a cash payment for the ROIC PRSUs and/or Common Shares (and possibly a cash payment) for the RTSR PRSUs, as applicable, shall become nonforfeitable with respect to (a) 0% to 200% of the ROIC PRSUs on the basis of the achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period, and (b) 0% and 200% of the RTSR PRSUs on the basis of the achievement of the portion of the Management Objectives measured by RTSR goals during the Performance Period, in each case as set forth in the Statement of Management Objectives. Except as otherwise provided herein, the Grantee’s right to receive a cash payment for the ROIC PRSUs and/or Common Shares (and possibly a cash payment) for the RTSR PRSUs, as applicable, is contingent upon his or her remaining in the continuous employ of the Company or a Subsidiary until the end of the Performance Period.
4.    Effect of Termination due to Death or Disability. Notwithstanding the provisions of Section 3 of Article II, 100% of the PRSUs shall immediately become nonforfeitable and payable at the time described in Section 8 of Article II if the Grantee dies or becomes permanently disabled while in the employ of the Corporation or a Subsidiary before the Committee Determination Date. The Grantee shall be considered to have become permanently disabled if the Grantee has suffered a permanent disability within the meaning of the long-term disability plan in effect for, or applicable to, the Grantee and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
5.    Effect of Termination due to Retirement. Notwithstanding the continuous employment provision of Section 3 of Article II above, but subject to the provisions of Section 6 of Article II below, if the Grantee is at the time of such termination (a) at least age 65 or (b) at least age 55 and has completed at least 10 years of continuous employment with the Corporation or a Subsidiary, the PRSUs covered by this Agreement shall continue to be eligible to become nonforfeitable in accordance with Section 3 of this Article II (and payable in accordance with Section 8 of Article II) as if the Grantee continued to be employed until the end of the Performance Period.
6.    Change in Control. Notwithstanding Sections 3 and 5 of Article II above, the following alternative nonforfeitability provisions will apply to the PRSUs in the event of a Change in Control occurring after the Date of Grant and prior to the PRSUs becoming nonforfeitable in accordance with Section 3 of Article II:
(a)Upon the Change in Control, 100% of the PRSUs shall become nonforfeitable and payable in accordance with Section 8 of Article II, except to the extent that an award meeting the requirements of Section 6(b) of Article II (a “Replacement Award”) is provided to the Grantee in accordance with Section 6(b) of Article II to replace or adjust the award of PRSUs covered by this Agreement (the “Replaced Award”).
(b)For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., performance-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control, (iv) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 6(b) of Article II are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)If, upon receiving a Replacement Award, the Grantee’s employment with the Corporation or a Subsidiary (or any of their successors) (as applicable, the “Successor”) is terminated by the Grantee as a Termination for Good Cause or if the Grantee is terminated by the Successor other than as a Termination for Cause within a period of two years after the Change in Control, 100% of the Replacement Award will become nonforfeitable and payable in accordance with Section 8 of Article II with respect to the performance-based restricted stock units covered thereby.
(d)“Termination for Cause” means a termination of Grantee’s employment by the Successor for “Cause” (as defined in Section 10(f) of Article II).

(e)“Termination for Good Cause” shall mean the Grantee’s termination of the Grantee’s employment with the Successor as a result of the occurrence of any of the following:
(i)a change in the Grantee’s principal location of employment that is greater than 50 miles from such location as of the date of this Agreement without the Grantee’s consent; provided, however, that the Grantee hereby acknowledges that the Grantee may be required to engage in travel in connection with the performance of the Grantee’s duties hereunder and that such travel shall not constitute a change in the Grantee’s principal location of employment for purposes hereof;
(ii)a material diminution in the Grantee’s base compensation;
(iii)a change in the Grantee’s position with the Successor without the Grantee’s consent such that there is a material diminution in the Grantee’s authority, duties or responsibilities; or
(iv)any other action or inaction that constitutes a material breach by the Successor of the agreement, if any, under which the Grantee provides services to the Successor or its subsidiaries.
Notwithstanding the foregoing, the Grantee’s termination of the Grantee’s employment with the Successor as a result of the occurrence of any of the foregoing shall not constitute a “Termination for Good Cause” unless (A) the Grantee gives the Successor written notice of such occurrence within 90 days of such occurrence and such occurrence is not cured by the Successor within 30 days of the date on which such written notice is received by the Successor and (B) the Grantee actually terminates his or her employment with the Successor prior to the 365th day following such occurrence.

(f)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control and will be paid as provided for in Section 8(b) of Article II.
7.    Forfeiture of PRSUs. The PRSUs shall be forfeited to the extent they fail to become nonforfeitable as of the Committee Determination Date and, except as otherwise provided in Sections 4, 5 or 6 of Article II, if the Grantee ceases to be employed by the Corporation or a Subsidiary at any time prior to such PRSUs becoming nonforfeitable, or to the extent they are forfeited as provided in Section 9 of Article II.
8.    Form and Time of Payment of PRSUs.
(a)    General. Except as otherwise provided for in Section 2 of Article III, and subject to Section 7 and Section 8(b) of Article II, payment for the PRSUs that have become nonforfeitable in accordance with Sections 3, 4, 5 or 6 of Article II shall be made in the form of (i) cash for up to 200% of the ROIC PRSUs, (ii) Common Shares for up to 100% of the RTSR PRSUs, and (ii) cash for greater than 100% of the RTSR PRSUs, in each case between January 1, 2016 and March 15, 2016. Any cash payment for the PRSUs will be equal to the Market Value per Share on the date the applicable PRSUs become nonforfeitable times the number of such PRSUs, plus any dividend equivalents accrued on such PRSUs since the Date of Grant (as provided below in Section 11 of this Article II). The cash payment will be made in U.S. Dollars, less applicable taxes.
(b)    Alternative Payment Events. Notwithstanding Section 8(a) of Article II, and except as otherwise provided for in Section 2 of Article III, to the extent that PRSUs have become nonforfeitable, then any issuance of the Common Shares underlying such PRSUs (or payment of any other form of consideration into which the Common Shares underlying such PRSUs may have been converted) and any cash payment for the PRSUs will be made on an earlier date as follows:
(i)    Death. To the extent that PRSUs are nonforfeitable on the date of Grantee’s death, payment for the PRSUs will be made on the date of Grantee’s death;
(ii)    Disability. To the extent that PRSUs are nonforfeitable on the date the Grantee becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, payment for the PRSUs will be made on the date the Grantee becomes disabled;
(iii)    Separation from Service. To the extent that PRSUs are nonforfeitable on the date of Grantee’s “separation from service” (determined in accordance with Section 409A of the Code), payment for the PRSUs will be made on the date of Grantee’s “separation from service”; provided, however, that if the Grantee on the date of separation from service is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the PRSUs will be made on the first day of the seventh month after the date of Grantee’s separation from service or, if earlier, the date of Grantee’s death; and
(iv)    Change of Control. To the extent that PRSUs are nonforfeitable on the date of a Change in Control, payment for the PRSUs will be made on the date of the Change of Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to Section 8.
9.    Effect of Detrimental Activity. Notwithstanding anything herein to the contrary, if the Grantee, either during employment by the Corporation or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity (as defined in Section 10 below) and the Board shall so find, then the Grantee shall, upon notice of such finding:
(a)    Forfeit all PRSUs held by the Grantee.
(b)    With respect to any PRSUs that became nonforfeitable and for which a cash payment was made under this Agreement, pay to the Corporation in cash an amount equal to the payment Grantee received for such PRSUs.
(c)     With respect to any PRSUs that became nonforfeitable and were paid pursuant to this Agreement, return to the Corporation any and all Common Shares that were paid out under this Agreement that the Grantee has not then disposed of.
(d)    With respect to any and all Common Shares subject to the PRSUs covered by this Agreement that (i) became nonforfeitable and were paid pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity and (ii) the Grantee has disposed of, pay to the Corporation the cash value of such Common Shares on the date the respective PRSUs were paid.
(e)    To the extent that such amounts are not paid to the Corporation, the Corporation may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Grantee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason, except that no such set-off shall be permitted against any amount that constitutes “deferred compensation” within the meaning of Section 409A of the Code.
10.    Definition of Detrimental Activity. For purposes of this Agreement, the term “Detrimental Activity” shall include:
(a)    (1)    Engaging in any activity in violation of the section entitled “Competitive Activity; Confidentiality; Nonsolicitation” in the Severance Agreement between the Corporation and the Grantee, if any such agreement is in effect on the date of this Agreement, or in violation of any corresponding provision in any other agreement between the Corporation and the Grantee in effect on the date of this Agreement providing for the payment of severance compensation; or
(i)    If no such severance agreement is in effect as of the date of this Agreement, or if such severance agreement does not contain a section corresponding to “Competitive Activity; Confidentiality; Nonsolicitation”:

A.	Competitive Activity During Employment. Competing with the Corporation anywhere within the United States during the term of the Grantee’s employment, including, without limitation:

(1)	entering into or engaging in any business which competes with the business of the Corporation;

(2)	soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the business of the Corporation;

(3)	diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation or attempting to do so; or

(4)	promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Corporation.

B.	Following Termination. For a period of one year following the Grantee’s termination date:

(1)	entering into or engaging in any business which competes with the Corporation’s business within the Restricted Territory (as hereinafter defined);

(2)
soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business, wherever located, that competes with, the Corporation’s business within the Restricted Territory;

(3)	diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation within the Restricted Territory, or attempting to do so; or

(4)
promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Corporation’s business within the Restricted Territory.

For the purposes of Sections 10(a)(ii)(A) and (B) above, inclusive, but without limitation thereof, the Grantee will be in violation thereof if the Grantee engages in any or all of the activities set forth therein directly as an individual on the Grantee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Grantee or the Grantee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

C.
The “Corporation.” For the purposes of this Section 10(a)(ii) of Article II, the “Corporation” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Corporation for which the Grantee worked or had responsibility at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.

D.
The “Corporation’s Business.” For the purposes of this Section 10 of Article II inclusive, the Corporation’s business is defined to be the manufacture, marketing and sale of high performance engineered materials serving the consumer electronics, industrial components and commercial aerospace, defense and science, medical, energy, automotive electronics, telecommunications infrastructure and appliance markets as further described in any and all manufacturing, marketing and sales manuals and materials of the Corporation as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

E.	“Restricted Territory.” For the purposes of Section 10(a)(ii)(B) of Article II, the “Restricted Territory” shall be defined as and limited to:

(5)
the geographic area(s) within a one hundred mile radius of any and all Corporation location(s) in, to, or for which the Grantee worked, to which the Grantee was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination; and

(6)
all of the specific customer accounts, whether within or outside of the geographic area described in (1) above, with which the Grantee had any contact or for which the Grantee had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.

F.
“Extension.” If it shall be judicially determined that the Grantee has violated any of the Grantee’s obligations under Section 10(a)(ii)(B) of Article II of this Agreement, then the period applicable to each obligation that the Grantee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(b)    Non-Solicitation. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include directly or indirectly at any time soliciting or inducing or attempting to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Corporation and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Corporation and/or its parent or its other subsidiary or affiliated or related companies.
(c)    Further Covenants. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include:
(i)    directly or indirectly, at any time during or after the Grantee’s employment with the Corporation, disclosing, furnishing, disseminating, making available or, except in the course of performing the Grantee's duties of employment, using any trade secrets or confidential business and technical information of the Corporation or its customers or vendors, including without limitation as to when or how the Grantee may have acquired such information. Such confidential information shall include, without limitation, the Corporation's unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Grantee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Grantee’s mind or memory and whether compiled by the Corporation, and/or the Grantee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Grantee during the Grantee’s employment with the Corporation (except in the course of performing the Grantee’s duties and obligations to the Corporation) or after the termination of the Grantee’s employment shall constitute a misappropriation of the Corporation’s trade secrets.
(ii)    Upon termination of the Grantee’s employment with the Corporation, for any reason, the Grantee’s failure to return to the Corporation, in good condition, all property of the Corporation, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 10(c)(i) of Article II.
(d)    Discoveries and Inventions. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include the failure or refusal of the Grantee to assign to the Corporation, its successors, assigns or nominees, all of the Grantee’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Grantee while in the Corporation’s employ, whether in the course of the Grantee’s employment with the use of the Corporation’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Corporation’s business. Any discovery, invention or improvement relating to any subject matter with which the Corporation was concerned during the Grantee’s employment and made, conceived or suggested by the Grantee, either solely or jointly with others, within one year following termination of the Grantee’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Corporation’s time, materials or facilities. Upon request by the Corporation with respect to any such discoveries, inventions or improvements, the Grantee will execute and deliver to the Corporation, at any time during or after the Grantee’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Corporation may desire, and all proper assignments therefor, when so requested, at the expense of the Corporation, but without further or additional consideration.
(e)    Work Made For Hire. Except as otherwise provided in Section 10(a)(i) of Article II, Detrimental Activity shall also include violation of the Corporation’s rights in any or all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Grantee during the Grantee’s employment with the Corporation. The Grantee acknowledges that, to the extent permitted by law, all such items shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Corporation. The item will recognize the Corporation as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Corporation Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(f)    Termination for Cause. Except as otherwise provided in Section 10(a)(i) of Agreement, Detrimental Activity shall also include activity that results in termination for Cause. For the purposes of this Section 10, “Cause” shall mean that, the Grantee shall have:
(i)    been convicted of a criminal violation involving fraud, embezzlement, theft or violation of federal antitrust statutes or federal securities laws in connection with his duties or in the course of his employment with the Corporation or any affiliate of the Corporation;
(ii)    committed intentional wrongful damage to property of the Corporation or any affiliate of the Corporation; or
(iii)    committed intentional wrongful disclosure of secret processes or confidential information of the Corporation or any affiliate of the Corporation;
and
any such act shall have been demonstrably and materially harmful to the Corporation.
(g)    Other Injurious Conduct. Detrimental Activity shall also include any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any subsidiary unless the Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
(h)    Reasonableness. The Grantee acknowledges that the Grantee’s obligations under this Section 10 of Article II of this Agreement are reasonable in the context of the nature of the Corporation’s business and the competitive injuries likely to be sustained by the Corporation if the Grantee were to violate such obligations. The Grantee further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the

Corporation to perform its obligations under this Agreement and by other consideration, which the Grantee acknowledges constitutes good, valuable and sufficient consideration.
11.    Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the PRSUs become nonforfeitable and are paid in accordance with Sections 3 and 8 of Article II or (b) the time when the Grantee’s right to receive Common Shares (or Common Shares and cash) in payment of the PRSUs is forfeited in accordance with Section 7 of Article II, on the date that the Corporation pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be entitled to a number of additional whole PRSUs determined by dividing (x) the product of (i) the dollar amount of the cash dividend paid per Common Share on such date and (ii) the total number of PRSUs (including dividend equivalents paid thereon) previously credited to the Grantee as of such date, by (ii) the Market Value per Share on such date. Such dividend equivalents (if any) shall be earned in the same manner, and shall be paid in cash or forfeited at the same time, as the PRSUs to which the dividend equivalents were credited.
12.    Relation to Severance Agreement. Sections 6 and 8 of Article II shall supersede the provisions of any severance agreement between the Grantee and the Corporation in effect on the Date of Grant that provide for earlier vesting or payment of the PRSUs covered by this Agreement in the event of a Change in Control.
ARTICLE III

GENERAL PROVISIONS
1.    Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any Common

Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
2.    Dilution and Other Adjustments. Subject to the terms of the Plan, the Committee shall make or provide for such adjustments in the Management Objectives and/or PRSUs covered by this Agreement as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of warrants or other rights to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for the PRSUs such alternative consideration (including cash) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the PRSUs so replaced.
3.    Withholding Taxes. If the Corporation or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance, vesting or payment of Common Shares or other securities, or cash, pursuant to this Agreement, the Grantee shall pay the tax or make arrangements that are satisfactory to the Corporation or such Subsidiary for the payment thereof. With respect to the PRSUs, the Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Corporation or such Subsidiary a portion of the Common Shares subject to the PRSUs that are covered by this Agreement and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender. In no event shall the Market Value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section 3 of Article III to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
4.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Corporation or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Corporation or a Subsidiary, by reason of the transfer of his employment among the Corporation and its Subsidiaries or a leave of absence approved by the Board.
5.    No Employment Contract; Right to Terminate Employment. The grant of the PRSUs covered by this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PRSUs under this Agreement and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment with the Corporation or any Subsidiary, as the case may be, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of the Grantee at any time.
6.    Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Corporation and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
7.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent (provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Corporation to comply with Section 409A of the Code).
8.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
9.    Governing Law. This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.
10.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.    Subject to Clawback Policy. Notwithstanding anything in this Agreement to the contrary, subject to any contrary determination by the Committee, the PRSUs covered by this Agreement are subject to the terms and provisions of the Corporation’s clawback policies as may be in effect from time to time to the extent provided for under such policies.
[SIGNATURES ON NEXT PAGE]

The undersigned Grantee hereby accepts the awards covered by this Performance-Based Restricted Stock Units Agreement on the terms and conditions set forth herein.

Dated:
Grantee

Executed in the name of and on behalf of the Corporation at Cleveland, Ohio as of this _____ day of March, 2013.
MATERION CORPORATION

By
Michael C. Hasychak
Vice President, Treasurer and Secretary

Statement of Management Objectives
This Statement of Management Objectives applies to the performance-based Restricted Stock Units granted to the Grantee on the Date of Grant and applies with respect to the Performance-Based Restricted Stock Units Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in the Agreement that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.

Section 1.	Definitions. For purposes hereof:

(a)
“Peer Group” means, of a benchmark group of 20 entities, the names of which are attached hereto as Annex A, those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(b)
“Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; (ii) if, as of the last date of the Performance Period, an entity listed in Annex A no longer exists as a business entity for any reason other than under subsection (iii) below, then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) for purposes of this Statement of Management Objectives, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity, whether or not the same legal entity, at end of the Performance Period.

(c)
“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Corporation’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period. Percentile will be calculated using the Microsoft Excel Percentile Function method.

(d)
“Return on Invested Capital” or “ROIC” means the Corporation’s 2015 annual operating profit before tax divided by the sum of averages of monthly short-term debt, long-term debt and equity for 2015, with the term “equity” excluding the items within other comprehensive income (namely, pension valuation adjustment, derivative valuation adjustment and the cumulative translation adjustment). The monthly averages described in the immediately preceding sentence will be computed using the values from December 31, 2014 and each month in 2015.

(e)	“Total Shareholder Return” means, with respect to each of the Common Shares and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 30 calendar days immediately preceding January 1, 2013 on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average closing stock price for the 30 calendar days immediately preceding January 1, 2016 on the principal stock exchange on which the stock then trades.

Section 2.	Performance Matrices.
From 0% to 200% of the ROIC PRSUs will be earned based on achievement of the portion of the Management Objectives measured by ROIC goals during the Performance Period, and from 0% to 200% of the RTSR PRSUs will be earned based on achievement of the portion of the Management Objectives measured by RTSR goals during the Performance Period, in each case as follows:

Performance Level	Return on Invested Capital	ROIC PRSUs Earned
Below Threshold	Below 11.25%	0%
Threshold	11.25%	25%
Target	13.50%	100%
Maximum	15.75% or greater	200%

Performance Level	Relative Total Shareholder Return	RTSR PRSUs Earned
Below Threshold	Ranked below 25th percentile	0%
Threshold	Ranked at 25th percentile	50%
Target	Ranked at 50th percentile	100%
Maximum	Ranked at or above 80th percentile	200%

Section 3.
Number of PRSUs Earned. Following the Performance Period, on the Committee Determination Date, the Committee shall determine whether and to what extent the goals relating to the Management Objectives have been satisfied for the Performance Period and shall determine the number of PRSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

(a)
Below Threshold. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period falls below the threshold level, as set forth in the Performance Matrices, no ROIC PRSUs shall become nonforfeitable and (ii) RTSR for the Performance Period falls below the threshold level, as set forth in the Performance Matrices, no RTSR PRSUs shall become nonforfeitable.

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(b)
Threshold. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals the threshold level, as set forth in the Performance Matrices, 25% of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period equals the threshold level, as set forth in the Performance Matrices, 50% of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.

(c)
Between Threshold and Target. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrices, a percentage between 25% and 100% (determined on the basis of straight-line mathematical interpolation) of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrices, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.

(d)
Target. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals the target level, as set forth in the Performance Matrices, 100% of the ROIC PRSUs shall become nonforfeitable, and (ii) RTSR for the Performance Period equals the target level, as set forth in the Performance Matrices, 100% of the RTSR PRSUs shall become nonforfeitable.

(e)
Between Target and Maximum. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the Performance Matrices, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the ROIC PRSUs (rounded down to the nearest whole number of ROIC PRSUs) shall become nonforfeitable, and (ii) RTSR for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the Performance Matrices, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the RTSR PRSUs (rounded down to the nearest whole number of RTSR PRSUs) shall become nonforfeitable.

(f)
Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, (i) ROIC for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrices, 200% of the ROIC PRSUs shall become nonforfeitable, and (ii) RTSR for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrices, 200% of the RTSR PRSUs shall become nonforfeitable.

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Before all or any portion of any Qualified Performance-Based Award of PRSUs shall become nonforfeitable or paid in accordance with this Statement of Management Objectives or the Agreement, the Committee shall determine in writing that the Management Objectives have been satisfied.

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Annex A
Peer Group

Company Name	Ticker Symbol
II-VI Incorporated	IIVI
Atmel Corporation	ATML
Cabot Corporation	CBT
Castle, A. M.	Castle
Coherent Inc.	COHR
CTS Corporation	CTS
Entegris Incorporated	ENTG
Ferro Corporation	FOE
Haynes International Inc.	HAYN
Integrated Device Tech Inc.	IDTI
Kemet Corporation	KEM
Kraton Performance Polymers Inc.	KRA
Minerals Technologies Inc.	MTX
OM Group Inc.	OMG
PolyOne Corporation	POL
Quaker Chemical Corporation	KWR
RF Micro Devices Inc.	RFMD
Rogers Corporation	ROG
RTI International Metals Inc.	RTI
Skyworks Solutions Inc.	SWKS